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                                                                   EXHIBIT 10.13

                                 PROMISSORY NOTE



$2,600,000                                                                LONDON
                                                          EFFECTIVE JUNE 4, 1998


PROMISE TO PAY. DR. LYCOURGOS K. KYPRIANOU (the "Maker") promises to pay to AREMISSOFT CORPORATION, a Nevada corporation (the "Payee"), or to order, in lawful money of the United States of America, the principal amount of Two Million Six Hundred Thousand Dollars ($2,600,000), together with interest at the LIBOR rate plus 2% per annum on the unpaid principal balance from June 4, 1998, until paid in full. Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

PAYMENT. The Maker will pay all principal and all accrued interest in one payment due on or before May 15, 2000 (the "Due Date"). The Maker will pay the Payee at 60 Bishopsgate, London, England EC2N 4AJ, or at such other place as the Payee may designate in writing. Unless otherwise agreed or required by applicable law, partial payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

DEFAULT. The Maker will be in default if any of the following occurs: (a) the Maker fails to make payment when due; (b) the Maker becomes insolvent, a receiver is appointed for any part of the Maker's property, the Maker makes an assignment for the benefit of creditors, or any proceeding is commenced either by the Maker or against the Maker under any bankruptcy or insolvency laws; or
(c) a material adverse change occurs in the Maker's financial condition, or the Payee believes the prospect of payment or performance of the indebtedness is impaired.

PAYEE'S RIGHTS. Upon default, the Payee may declare the entire unpaid principal balance on this Note and all accrued and unpaid interest immediately due, without notice, and then the Maker will pay that amount. The Maker waives presentment for payment, notice of nonpayment and notice of dishonor of this Note.

ADDITIONAL CHARGES. Upon default, the Payee may also do one or both of the following: (a) increase the interest rate on this Note 5.00 percentage points, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate).


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ATTORNEYS FEES; COLLECTION COSTS. Maker agrees that if action is necessary to enforce this Note for nonpayment, Payee will be entitled to all costs and expenses of such action, including actual attorneys' fees, in addition to any other relief that the party may be entitled to. If this Note is not paid in full when it becomes due, Maker agrees to pay all collection costs.

NO WAIVER; EXTENSION OF TIME FOR PAYMENT. The Payee may delay or forego enforcing any of its rights or remedies under this Note without losing them. No extension of time for payment of the amount owing on this Note will affect the liability of the Maker.

GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California. If there is a lawsuit, the Maker agrees upon the Payee's request to submit to the jurisdiction of the courts of Sacramento County, the State of California.


Maker:


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LYCOURGOS K. KYPRIANOU